  Exhibit 16.1

August 1, 2015

Securities and Exchange Commission

100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 1, 2015, to be filed by our former client, iMedicor, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,
Cross, Fernandez & Riley, LLP

ABOUT iMEDICOR

iMedicor Inc. builds portal-based, virtual work and learning environments for the healthcare and related industries. iMedicor’s focus is twofold: (1) its web-based portal which allows physicians and other healthcare providers to exchange patient specific healthcare information via the Internet while maintaining compliance with all Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) regulations, and its web-based portal adjunct which provides for direct communications between pharmaceutical companies and physicians for the dissemination of information on new drugs without the costs related to direct sales forces and (2) consultation with medical and dental care providers and their staffs to assist them to become “Meaningful Use” compliant and ultimately qualify for federal incentive funds.

*******

For more information contact:  Robert McDermott, President, iMedicor, Inc. at 13506 Summerport Village Parkway #160, Windermere, FL 34786 or 407-505-8934.